Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Ben Burnham
bburnham@drg-e.com / 773-599-3745

MAIN STREET CAPITAL CLOSES $85 MILLION

THREE-YEAR CREDIT FACILITY

HOUSTON, September 21, 2010 — Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today the closing of an $85 million, three-year credit facility (the “Credit Facility”) that provides Main Street with expanded financing capacity to support its future investment and operational activities.  The recently closed Credit Facility provides several benefits to Main Street, including (i) an expansion of the total committed facility size to $85 million compared with Main Street’s prior $30 million credit facility, (ii) increased advance rates applicable to Main Street’s eligible investments, (iii) the addition of three new lender participants further diversifying Main Street’s lender group, (iv) an extension of the maturity date to September 2013, and (v) reduced LIBOR interest rate pricing with no contractual floor. Main Street has no borrowings currently outstanding under the Credit Facility. Main Street believes that the enhanced liquidity provided by the Credit Facility coupled with available SBIC financing capacity and existing cash and idle funds investments provide adequate liquidity for its investment and operational needs well into 2011.

The Credit Facility has an accordion feature which allows for an increase in the total size of the facility up to $150 million, subject to certain conditions, and has a maturity date of September 20, 2013.  Borrowings under the Credit Facility bear interest, subject to Main Street’s election, on a per annum basis equal to (i) the applicable LIBOR rate plus 2.50% or (ii) the applicable base rate plus 1.50%.  Main Street will pay unused commitment fees of 0.375% per annum on the average unused lender commitments under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies.  Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the availability of borrowings under the Credit Facility or Main Street’s SBIC financing arrangements and Main Street’s estimate regarding having sufficient liquidity for its investment and operational needs well into 2011. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results may vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

# # #